Exhibit 11.1

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Computation of Earnings Per Share

(In thousands, except per share data, unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004

Basic
Earnings:
Net (loss) income	$(501)	$(245)	$2,024	$3,584

Shares:
Average common shares outstanding	9,097	8,959	9,050	8,908

Basic (loss) earnings per common share	$(0.06)	$(0.03)	$0.22	$0.40

Assuming full dilution
Earnings:
Net (loss) income	$(501)	$(245)	$2,024	$3,584

Shares:
Average common shares outstanding	9,097	8,959	9,050	8,908
Potentially dilutive common shares outstanding	—	—	429	353
Diluted average common shares outstanding	9,097	8,959	9,479	9,261

Diluted (loss) earnings per common share	$(0.06)	$(0.03)	$0.21	$0.39

Supplemental information:

The difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance Plan.  See also Note 7, Earnings Per Share